                                                                    Exhibit 8.2

  [Letterhead of Wilson Sonsini Goodrich & Rosati, Professional Corporation]

S-4 OPINION

April 26, 2002

Occam Networks Inc.
77 Robin Hill Road
Santa Barbara, California 93117

   Re: Agreement and Plan of Merger and Reorganization (the "Agreement") dated as of November 9, 2001, by and among Accelerated Networks, Inc., a Delaware corporation ("ANI"), Odin Acquisition Corp., a California corporation ("Merger Sub"), and Occam Networks Inc., a California corporation ("Occam")

Ladies and Gentlemen:

   We have acted as counsel to Occam in connection with the anticipated merger of Merger Sub, a newly-formed, wholly-owned subsidiary of ANI, with and into Occam (the "Merger"), with Occam surviving as a wholly-owned subsidiary of ANI pursuant to the Agreement. The Merger is described in the Registration Statement of ANI on Form S-4, as amended (the "Registration Statement"), of even date herewith, filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement includes the joint proxy statement and prospectus of Occam and ANI (the "Proxy Statement/Prospectus"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Act. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

   In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, the tax representation letters of even date herewith delivered to us by Occam and by ANI and Merger Sub (the "Tax Representation Letters"), and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, in connection with rendering this opinion we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

    1. the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement;

    2. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are prerequisites to the effectiveness thereof;

    3. All representations, warranties and statements made or agreed to by Occam, ANI, Merger Sub, their managements, employees, officers, directors or shareholders in connection with the Merger, including, but not limited to, those set forth in the Agreement (including the exhibits thereto) and the Tax Representation Letters, are true and accurate at all relevant times;

    4. All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

    5. The Merger will be reported by Occam and ANI on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

    6. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

   Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.

Occam Networks Inc.
April 26, 2002
Page 2


   Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the Merger is effective under the laws of the state of California, then for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   You also have asked us to review the discussion of the federal income tax consequences of the Merger contained in the Registration Statement. Subject to the limitations and qualifications described herein and therein, the discussion under the caption "The Merger--Material United States Federal Income Tax Consequences of the Merger" is correct in all material respects.

   This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or any other transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws.

   No opinion is expressed as to any transaction other than the Merger as described in the Agreement, or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

   This opinion represents only our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

   This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement, including the Proxy Statement/Prospectus constituting parts thereof, and any amendment thereto, with respect to the discussion of the material U.S. federal income tax consequences of the Merger. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Act or the rules and regulations of the SEC thereunder.

                                          Very truly yours,

                                          /s/  WILSON SONSINI GOODRICH & ROSATI

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation